Exhibit 10.31

DESKTOP METAL, INC.

AMENDMENT TO STOCK OPTION AGREEMENTS

This Amendment to Stock Option Agreements (the “Amendment”) is made as of September 28, 2020 (the “Effective Date”) by and between Elizabeth Linardos (“Optionee”) and Desktop Metal, Inc. (the “Company”).

WHEREAS, as evidenced by an Incentive Stock Option Agreement between the Company and Optionee (the “August 2020 Agreement”), on August 5, 2020, the Company granted Optionee an option under the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”) to purchase 420,000 shares of the Company’s common stock (the “August 2020 Option”).

WHEREAS, as evidenced by an Incentive Stock Option Agreement between the Company and Optionee (the “June 2020 Agreement”), on June 11, 2020, the Company granted Optionee an option under the Plan to purchase 25,000 shares of the Company’s common stock (the “June 2020 Option”).

WHEREAS, as evidenced by an Incentive Stock Option Agreement between the Company and Optionee (the “May 2019 Agreement”), on May 8, 2019, the Company granted Optionee an option under the Plan to purchase 10,000 shares of the Company’s common stock (the “May 2019 Option”).

WHEREAS, as evidenced by an Incentive Stock Option Agreement between the Company and Optionee (the “December 2017 Agreement” and together with the August 2020 Agreement, the June 2020 Agreement and the May 2019 Agreement, the “Agreements”), on December 1, 2017, the Company granted Optionee an option under the Plan to purchase 145,000 shares of the Company’s common stock (the “December 2017 Option” and together with the August 2020 Option, the June 2020 Option and the May 2019 Option, the “Options”).

WHEREAS, the Company and Optionee desire to amend the Agreements as set forth below.

NOW, THEREFORE, Optionee and the Company agree that each of the Agreements shall be amended effective as of the Effective Date as follows:

1.                                      Section 2 of each Agreement is amended to insert the following as the second paragraph of such Section:

“Upon the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 26, 2020, by and among Trine Acquisition Corp., Sparrow Merger Sub, Inc. and the Company (the “Trine Transaction”), 50% of the unvested portion of this option will immediately vest upon the closing of the Trine Transaction, and each remaining unvested tranche of this option shall remain 50% unvested and unexercisable and shall thereafter vest in accordance with the prior paragraph with respect to 50% of the original amount scheduled to vest under such vesting schedule; provided, that, if within six (6) months following the date of the closing of the Trine Transaction, Participant’s employment is terminated by the Company without Cause, or the Participant resigns for Good Reason, the remaining unvested potion of this option shall become immediately vested upon the date of such termination or resignation. In the event that the closing of the Trine Transaction does not occur, then, in the event of a Change of Control, 50% of the unvested portion of this option will immediately vest upon the closing of such Change of Control, and each remaining unvested tranche of this option shall remain 50% unvested and unexercisable and shall thereafter vest in accordance with the prior paragraph with respect to 50% of the original amount scheduled to vest under such vesting schedule; provided, that, if within six (6) months following the date of such Change in Control, Participant is terminated by the Company without Cause, or resigns for Good Reason, the remaining unvested potion of this option shall become immediately vested upon the date of such termination or resignation. “Cause” means the Participant’s violation of a Company policy or rule; the Participant’s breach, attempted breach, or violation of any non-competition or non-solicitation agreement between the Participant and the Company; the Participant’s failure to materially perform job duties and responsibilities reasonably expected of his or her position; the Participant’s arrest for, conviction of, or plea of guilty, nolo contendere, or no contest to any felony or a misdemeanor involving moral turpitude, deceit, dishonesty, or fraud; the Participant’s dishonest statements or acts with respect to or affecting the Company; the Participant’s gross negligence, willful misconduct or insubordination, or other conduct by the Participant that could be harmful to the business, interests or reputation of the Company. “Good Reason” means (i) the Company relocates the Participant or requires the Participant to be based, in either case, more than 35 miles from the Company’s current Burlington, MA location, (ii) the Participant’s job responsibilities are materially reduced, or (iii) the Participant’s base salary is materially reduced; provided, that, in the case of any of the foregoing, the condition that constitutes Good Reason continues beyond thirty (30) days after the Participant has provided the Company written notice that the Participant believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after the initial existence of such condition. “Change in Control” shall mean one or a series of related transactions (other than the Trine Transaction) resulting in (i) the consummation of a sale, transfer or other disposition of all or substantially all of the assets of the Company (determined on a consolidated basis) to any person other than the Company or any of its direct or indirect subsidiaries or affiliates, (ii) any transfer of voting power with respect to the Company’s capital stock (whether effected by agreement among stockholders, irrevocable proxy, voting trust, issuance or transfer of capital stock, merger, consolidation or other reorganization or means, including a reorganization under bankruptcy or insolvency laws) if, as a result of such transfer, a person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and related regulations) who are not stockholders of the Company as of the date of this Agreement, become direct or indirect beneficial owners of shares of capital stock possessing voting power sufficient to elect a majority of the Board of Directors of the Company, (iii) a Reorganization Event that constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i); or (iv) a change of control as determined by the Board of Directors of the Company.”

2.                                      Sections 3(c), 3(d) and 3(e) of each Agreement are deleted and replaced with the following:

(c)                                  “Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate sixty months after such cessation, subject to earlier termination in connection with a corporate event in which the acquirer in such event cashes out and terminates this option (and in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.

Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d)                                 Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for Cause, the right to exercise this option shall terminate sixty months following the date of death or disability of the Participant, subject to earlier termination in connection with a corporate event in which the acquirer in such event cashes out and terminates this option (and in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)                                  Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Company for Cause, the right to exercise this option shall terminate immediately upon the effective date of such termination of employment. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment by the Company for Cause, and the effective date of such employment termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment).”

3.                                      Acknowledgement. The Optionee acknowledges, following the effectiveness of this Amendment and in the event Optionee exercises the Options more than three months following the date he ceases to be an Eligible Participant, the Options shall be treated for all tax purposes as non-statutory stock options.

4.                                      Full Force and Effect. To the extent not expressly amended hereby, each Agreement remains in full force and effect.

5.                                      Entire Agreement. This Amendment, together with each Agreement (to the extent not amended hereby), the Plan and the related documents referenced in each Agreement, represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to Optionee’s Options.

IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

DESKTOP METAL, INC.

By:	/s/ Amy E. Buntel	/s/ Elizabeth Linardos
Elizabeth Linardos
Its:	Director of People Operations